Exhibit 99.1

COINSTAR, INC. ANNOUNCES 2012 FOURTH QUARTER AND FULL YEAR RESULTS

Consolidated Annual Revenue Over $2.2 Billion

and Solid Execution Drive Strong Earnings Growth

BELLEVUE, Wash.—Feb. 7, 2013—Coinstar, Inc. (Nasdaq: CSTR) today announced financial results for the fourth quarter and full year ended December 31, 2012.

“We are pleased with our performance in 2012, which drove annual revenue of more than $2 billion for the first time,” said Paul Davis, chief executive officer of Coinstar, Inc. “Our ongoing commitment to creating value for our consumers, our partners and, ultimately, our shareholders drove substantial progress on several growth initiatives that we outlined at the beginning of 2012, including Redbox Instant by Verizon, the launch of the Redbox Tickets pilot, Rubi coffee kiosks and our expansion into Canada. We made strategic investments across our business this year that we believe will generate new opportunities for growth as we move through 2013 and beyond.”

Financial highlights for the 2012 fourth quarter and full year included:

	2012 Fourth Quarter	2012 Full Year
• Consolidated revenue	$564.1 million	$2,202.0 million
• Operating income	$ 47.8 million	$ 262.8 million
• Core adjusted EBITDA from continuing operations* (See Appendix A)	$101.5 million	$ 469.7 million
• Diluted earnings per share from continuing operations	$ 0.75	$ 4.67
• Core diluted earnings per share* (See Appendix A)	$ 0.93	$ 4.83
• Net cash flows from operating activities from continuing operations	$152.2 million	$ 463.9 million
• Free cash flow from continuing operations* (See Appendix A)	$ 77.3 million	$ 255.9 million

“Our Q4 and full year results demonstrate our ability to effectively manage growth through challenges and continue to drive earnings and free cash flow,” said J. Scott Di Valerio, chief financial officer of Coinstar, Inc. “In 2012 we continued to make the investments, build the organization and refine the processes that are paving the way for additional growth in the long term. We are more focused than ever on executing on our plans to drive success for our company and our shareholders.”

Revenue for the fourth quarter of 2012 increased 8.4% to $564.1 million compared with the fourth quarter of 2011, driven primarily by Redbox revenue growth of 9.6% to $488.3 million primarily reflecting new kiosk installations. Coin revenue remained relatively flat at $74.5 million.

Operating income for the fourth quarter of 2012 was $47.8 million, which resulted in an operating margin of 8.5%, compared with operating income of $54.7 million and an operating margin of 10.5% in the fourth quarter of 2011. The decrease in operating margin was primarily driven by the operating results from the kiosks acquired as part of our NCR asset acquisition.

Income from continuing operations for the fourth quarter of 2012 was $22.9 million, or diluted earnings per share from continuing operations of $0.75, a decrease in diluted earnings per share of 25.0% compared with $31.5 million, or $1.00 per share, in the fourth quarter of 2011. Core diluted earnings per share from continuing operations for the fourth quarter of 2012 was $0.93, excluding non-core adjustments of $0.18 per share, compared with $1.03, excluding non-core adjustments of $0.03 per share in the fourth quarter of 2011.

*	Refer to Appendix A for a discussion of non-GAAP financial measures, including the exclusion of certain non-core items.

Coinstar’s fourth quarter 2012 results include a negative impact of $6.4 million before taxes, or $0.13 on core diluted earnings per share from continuing operations attributable to the operating results of the kiosks acquired as part of the NCR asset acquisition.

For the 2012 full year revenue was $2.2 billion, an increase of 19.3% compared with 2011. Operating income for 2012 was $262.8 million, which resulted in an operating margin of 11.9%, compared with operating income of $209.9 million and an operating margin of 11.4% in 2011. Income from continuing operations for 2012 was $150.2 million, or $4.67 per diluted share, compared with income from continuing operations of $115.0 million, or $3.61 per diluted share, in 2011, an increase in diluted earnings per share of 29.4%. Core diluted earnings per share from continuing operations for the full year 2012 was $4.83, excluding non-core adjustments of $0.16 per share, compared with $3.67 per diluted share, excluding non-core adjustments of $0.06 per share in 2011.

For the full year, results include a negative impact of $14.5 million before taxes, or $0.28 on core diluted earnings per share from continuing operations attributable to the operating results of the kiosks acquired as part of the NCR asset acquisition.

Net cash flows from operating activities from continuing operations in the fourth quarter of 2012 was $152.2 million, compared with $144.9 million in the fourth quarter of 2011. Cash paid for capital expenditures for continuing operations for the fourth quarter of 2012 was $74.9 million, compared with $44.5 million in the fourth quarter of 2011.

Free cash flow from continuing operations for the fourth quarter of 2012 was $77.3 million, compared with $100.4 million in the fourth quarter of 2011, bringing the total to $255.9 million for the full year of 2012.

During the fourth quarter of 2012, the company repurchased approximately $76.7 million of its common stock representing 1.57 million shares at an average price of $48.71 per share. Of the total amount repurchased, $75.0 million was completed through an accelerated share repurchase agreement entered into on November 1 and concluded on December 28, 2012 and the remaining $1.7 million was completed through open market repurchases. During 2012, the company repurchased approximately $139.7 million of its common stock representing 2.80 million shares at an average price of $49.92 per share through a combination of a previously announced 10b5-1 plan, accelerated share repurchase agreements, and open market purchases. On December 31, 2012, there was $133.6 million remaining under the current Board authorization for stock repurchases. In January 2013, Coinstar’s board authorized the repurchase of an additional $250 million, plus the amount of cash proceeds received by the company from the exercise of stock options by its officers, directors and employees.

Guidance

For the 2013 full year, Coinstar management expects:

•	Consolidated revenue between $2.375 billion and $2.555 billion;

•	Core adjusted EBITDA from continuing operations between $473 million and $513 million;

•	Core diluted EPS from continuing operations between $4.91 and $5.51; and

•	Free cash flow from continuing operations between $180 million and $200 million.

For the 2013 first quarter, Coinstar management expects:

•	Consolidated revenue between $568 million and $593 million;

•	Core adjusted EBITDA from continuing operations between $95 million and $105 million; and

•	Core diluted EPS from continuing operations between $0.77 and $0.92.

Additional Information

Coinstar has provided additional comments on guidance in prepared remarks that also review the company’s 2012 fourth quarter and full year operating and financial results. The prepared remarks are posted on the Investor Relations section of the corporate website at www.coinstarinc.com along with this press release. The 2012 fourth quarter Segment Supplement, which provides historical data in Excel format, is also posted on the website.

Conference Call

Paul Davis and J. Scott Di Valerio will host a conference call today at 2:00 p.m. PST (5:00 p.m. EST) to answer questions related to the company’s business performance, financial results, guidance, and recent announcements. The conference call will be webcast live and archived on the Investor Relations section of Coinstar’s website www.coinstarinc.com. A recording of the call will be available approximately two hours after the call ends through February 21, 2013, at 888-843-7419 or 630-652-3042, passcode 3405 2768#.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ: CSTR) is a leading provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. The company’s core automated retail businesses include the well-known Redbox® self-service movie and video game rental and Coinstar® self-service coin-counting brands. The company has approximately 43,700 DVD kiosks and 20,300 coin-counting kiosks in supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. Redbox also offers DVD rentals through additional kiosks acquired from NCR Corporation in June 2012. For more information, visit www.coinstarinc.com.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results, including 2013 first quarter and 2013 full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc. and Redbox, as well as from risks and uncertainties beyond Coinstar, Inc.‘s control. Such risks and uncertainties include, but are not limited to,

•	competition from other digital entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into a new business,

•	our limited ability to direct the management or policies of the new joint venture with Verizon Communications,

•	failure to receive the expected benefits of the NCR relationship,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	noteholders electing to convert our convertible notes,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.‘s expectations as of the date of this release. Coinstar, Inc. undertakes no obligation to update the information provided herein.

###

(Financial Statements Follow)

Contacts:

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@coinstar.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@coinstar.com

Appendix A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations; and

•	Free cash flow from continuing operations.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not control. Our non-core adjustments include i) deal fees primarily related to the NCR Asset Acquisition, ii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control, and iii) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant™ by Verizon (“Non-Core Adjustments”). We believe investors should consider our core results because they are more indicative of our ongoing performance and trends and are more consistent with how management evaluates our operational results and trends.

Core Adjusted EBITDA from Continuing Operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollars in thousands	2012	2011	2012	2011
Income from continuing operations	$22,885	$31,522	$150,230	$114,951
Depreciation, amortization, and other	47,616	39,245	184,525	148,218
Interest expense, net	4,615	4,944	15,648	23,822
Income taxes	10,908	17,862	91,516	69,777
Share-based payments expense(1)	6,218	6,849	19,362	16,211

Adjusted EBITDA from continuing operations	92,242	100,422	461,281	372,979
Non-core adjustments:
Deal fees	—	1,122	3,235	1,603
Loss from equity method investments	9,278	711	24,684	1,591
Gain on formation of Redbox Instant by Verizon	—	—	(19,500)	—

Core adjusted EBITDA from continuing operations	$101,520	$102,255	$469,700	$376,173

(1)	Includes non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from Continuing Operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Diluted EPS from continuing operations	$0.75	$1.00	$4.67	$3.61
Non-core adjustments, net of tax:(1)
Deal fees	—	0.02	0.06	0.03
Loss from equity method investments	0.18	0.01	0.48	0.03
Gain on formation of Redbox Instant by Verizon	—	—	(0.38)	—

Core diluted EPS from continuing operations	$0.93	$1.03	$4.83	$3.67

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow from Continuing Operations

Our non-GAAP financial measure free cash flow from continuing operations is defined as net cash provided by operating activities from continuing operations after capital expenditures. We believe free cash flow from continuing operations is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. The table below provides a reconciliation of net cash provided by operating activities from continuing operations, the most comparable GAAP financial measure, to free cash flow from continuing operations:

	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollars in thousands	2012	2011	2012	2011
Net cash provided by operating activities from continuing operations	$152,212	$144,877	$463,906	$406,516
Purchase of property and equipment	(74,873)	(44,457)	(208,054)	(179,236)

Free cash flow from continuing operations	$77,339	$100,420	$255,852	$227,280

COINSTAR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue	$564,082	$520,455	$2,202,043	$1,845,372

Expenses:
Direct operating	404,227	365,664	1,502,977	1,283,351
Marketing	7,555	8,307	27,635	29,004
Research and development	3,229	4,018	13,913	11,557
General and administrative	53,626	48,562	210,235	163,357
Depreciation and other	45,568	38,560	179,147	145,478
Amortization of intangible assets	2,048	685	5,378	2,740

Total expenses	516,253	465,796	1,939,285	1,635,487

Operating income	47,829	54,659	262,758	209,885

Other income (expense):
Income (loss) from equity method investments, net	(9,278)	(711)	(5,184)	(1,591)
Interest expense, net	(4,615)	(4,944)	(15,648)	(23,822)
Other, net	(143)	380	(180)	256

Total other income (expense)	(14,036)	(5,275)	(21,012)	(25,157)

Income from continuing operations before income taxes	33,793	49,384	241,746	184,728
Income tax expense	(10,908)	(17,862)	(91,516)	(69,777)

Income from continuing operations	22,885	31,522	150,230	114,951
Loss from discontinued operations, net of tax	—	—	—	(11,068)

Net income	22,885	31,522	150,230	103,883

Other comprehensive income:
Foreign currency translation adjustment	(294)	(133)	1,048	(255)
Reclassification of interest rate hedges to interest expense	—	—	—	896
Loss on short-term investments	—	—	—	(20)
Income tax expense related to items of other comprehensive income	—	—	—	(342)

Other comprehensive income, net of tax	(294)	(133)	1,048	279

Comprehensive income	$22,591	$31,389	$151,278	$104,162

Basic earnings (loss) per share:
Continuing operations	$0.78	$1.04	$4.96	$3.76
Discontinued operations	—	—	—	(0.36)

Basic earnings per share	$0.78	$1.04	$4.96	$3.40

Diluted earnings (loss) per share:
Continuing operations	$0.75	$1.00	$4.67	$3.61
Discontinued operations	—	—	—	(0.35)

Diluted earnings per share	$0.75	$1.00	$4.67	$3.26

Weighted average shares used in basic per share calculations	29,380	30,261	30,305	30,520
Weighted average shares used in diluted per share calculations	30,619	31,605	32,174	31,869

COINSTAR, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$282,894	$341,855
Accounts receivable, net of allowances of $2,003 and $1,586	58,331	41,246
Content library	177,409	142,386
Deferred income taxes	7,187	84,228
Prepaid expenses and other current assets	29,686	25,274

Total current assets	555,507	634,989

Property and equipment, net	571,358	499,178
Notes receivable	26,731	24,374
Deferred income taxes	1,373	647
Goodwill and other intangible assets	358,829	274,583
Other long-term assets	47,927	17,066

Total assets	$1,561,725	$1,450,837

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$250,588	$175,550
Accrued payable to retailers	138,413	127,450
Other accrued liabilities	146,125	148,996
Current portion of long-term debt	15,529	13,986
Current portion of capital lease obligations	13,350	12,057

Total current liabilities	564,005	478,039

Long-term debt and other long-term liabilities	341,179	359,288
Capital lease obligations	15,702	11,768
Deferred tax liabilities	91,751	87,840

Total liabilities	1,012,637	936,935

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized; 35,797,592 and 35,251,932 shares issued; 28,626,323 and 30,879,778 shares outstanding	504,881	481,249
Treasury stock	(293,149)	(153,425)
Retained earnings	338,979	188,749
Accumulated comprehensive loss	(1,623)	(2,671)

Total stockholders’ equity	549,088	513,902

Total liabilities and stockholders’ equity	$1,561,725	$1,450,837

COINSTAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Operating Activities:
Net income	$22,885	$31,522	$150,230	$103,883
Adjustments to reconcile net income to net cash flows from operating activities from continuing operations:
Depreciation and other	45,568	38,560	179,147	145,478
Amortization of intangible assets and deferred financing fees	2,579	1,216	7,504	5,182
Share-based payments expense	6,218	6,849	19,362	16,211
Excess tax benefits on share-based payments	(67)	(40)	(5,740)	(2,471)
Deferred income taxes	14,383	13,161	87,573	60,076
Loss from discontinued operations, net of tax	—	—	—	11,068
Loss from equity method investments, net	9,278	711	5,184	1,591
Non-cash interest on convertible debt	1,839	1,694	7,109	6,551
Other	7	635	(4,100)	(95)
Cash flows from changes in operating assets and liabilities from continuing operations	49,522	50,569	17,637	59,042

Net cash flows from operating activities from continuing operations	152,212	144,877	463,906	406,516

Investing Activities:
Purchases of property and equipment	(74,873)	(44,457)	(208,054)	(179,236)
Proceeds from sale of property and equipment	312	143	1,131	695
Proceeds from sale of businesses, net	—	(4,001)	—	8,220
Acquisition of NCR DVD kiosk business	—	—	(100,000)	—
Equity investments	—	(2,592)	(39,727)	(4,912)

Net cash flows from investing activities from continuing operations	(74,561)	(50,907)	(346,650)	(175,233)

Financing Activities:
Principal payments on capital lease obligations and other debt	(3,190)	(6,057)	(16,392)	(28,202)
Borrowings from term loan	—	—	—	175,000
Principal payments on term loan and repurchase of convertible debt	(23,845)	(2,188)	(31,513)	(4,375)
Net payments on credit facility	—	—	—	(150,000)
Financing costs associated with credit facility	—	—	—	(4,196)
Excess tax benefits related to share-based payments	67	40	5,740	2,471
Repurchases of common stock and ASR program	(76,654)	—	(139,724)	(63,349)
Proceeds from exercise of stock options	558	1,079	4,592	3,261

Net cash flows from financing activities from continuing operations	(103,064)	(7,126)	(177,297)	(69,390)

Effect of exchange rate changes on cash	(151)	(289)	1,080	(454)

Increase (decrease) in cash and cash equivalents from continuing operations	(25,564)	86,555	(58,961)	161,439

Cash flows from discontinued operations:
Operating cash flows	—	—	—	9,678
Investing cash flows	—	—	—	(12,678)

Net cash flows from discontinued operations	—	—	—	(3,000)

Increase (decrease) in cash and cash equivalents	(25,564)	86,555	(58,961)	158,439
Cash and cash equivalents:
Beginning of period	308,458	255,300	341,855	183,416

End of period	$282,894	$341,855	$282,894	$341,855

Coinstar, Inc.

Business Segment Information

(in thousands)

(unaudited)

As a complement to our Consolidated Statements of Comprehensive Income, we are providing the following information related to our business segments, which includes segment operating income (loss). Management, including our chief executive officer, evaluates the performances of our business segments primarily on segment revenue and segment operating income from continuing operations before depreciation, amortization and other, and certain share-based payments (“segment operating income”). We utilize segment revenue and segment operating income because we believe they provide useful information for effectively allocating resources among business segments, evaluating the health of our business segments based on metrics that management can actively influence, and gauging our investments and our ability to service, incur or pay down debt.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollars in thousands	2012	2011	2012	2011
Revenue:
Redbox	$488,325	$445,591	$1,908,773	$1,561,598
Coin	74,464	74,448	290,761	282,382
New Ventures	1,293	416	2,509	1,392

Consolidated revenue	$564,082	$520,455	$2,202,043	$1,845,372

Segment operating income reconciled to GAAP operating income

	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollars in thousands	2012	2011	2012	2011
Segment operating income (loss)(1)
Redbox(2)	$80,012	$76,595	$386,753	$284,932
Coin	26,300	25,678	99,261	100,966
New Ventures	(7,169)	(6,068)	(25,484)	(17,815)

Subtotal	99,143	96,205	460,530	368,083

Depreciation, amortization and other:
Redbox	38,812	30,062	148,068	115,430
Coin	8,520	9,176	36,108	31,922
New Ventures	284	7	349	866

Total depreciation, amortization and other	47,616	39,245	184,525	148,218

Share-based compensation expense	3,698	2,301	13,247	9,980

Operating income (loss):
Redbox	41,200	46,533	238,685	169,502
Coin	17,780	16,502	63,153	69,044
New Ventures	(7,453)	(6,075)	(25,833)	(18,681)
Share-based compensation expense	(3,698)	(2,301)	(13,247)	(9,980)

Total operating income	$47,829	$54,659	$262,758	$209,885

(1)	Operating income (loss) before depreciation, amortization and other, and share-based compensation expense
(2)	Share-based payments expense related to our content arrangements have been allocated to our Redbox segment